U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 26, 2007

Hyperion Energy, Inc.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52501	None
(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 152112
San Diego, California  92195
(619) 659-8297
(Address and telephone number of principal executive offices and place of business)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -	Registrant’s Business and Operations
Item 1.01	Entry Into a Material Definitive Agreement

On July 26, 2007, the Registrant entered into an Asset Purchase Agreement with AccountAbilities, Inc., based in Manalapan, New Jersey, to purchase substantially all of the properties, rights and assets used by AccountAbilities, Inc. in conducting its business of providing (i) professional staffing services, primarily to CPA firms and (ii) information technology/scientific staffing services and workforce solutions to various businesses.

The purchase price for the AccountAbilities, Inc. assets shall be a number of shares of the Registrant’s common stock which will be equal to the number of shares of AccountAbilities, Inc. common stock outstanding at the time of closing.  In addition, AccountAbilities, Inc. has agreed to pay the Registrant’s sole shareholder a total of $12,500 in exchange for his agreement to surrender all of his shares of the Registrant’s common stock for cancellation at the time of closing.  As a result of these transactions (the “Transactions”), the shares of the Registrant’s common stock issued to AccountAbilities, Inc. will represent 100% of the Registrant’s outstanding common stock after the completion of the Transactions.

The closing of the Transactions is scheduled to take place within five (5) days after the date when each of the conditions to closing set forth in the Purchase Agreement have been fulfilled (or waived by the party entitled to waive such condition), including, among others, the approval of the sale of assets by the stockholders of AccountAbilities, Inc., and the effectiveness of a Registration Statement on Form S-4 which will be filed with the Securities and Exchange Commission to register the shares being issued to AccountAbilities, Inc.

The existing sole officer and director of the Registrant will resign upon the closing of the Transactions and a new management team and new Board of Directors consisting of individuals to be designated by AccountAbilities, Inc. will be appointed.

The Asset Purchase Agreement has been filed as an exhibit to this Report on Form 8-K and the description of the Asset Purchase Agreement set forth above is qualified in its entirety by reference to such exhibit.

Section 9 -	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

2.1	Asset Purchase Agreement, dated July 26, 2007, by and among Hyperion Energy Inc. and AccountAbilities, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyperion Energy, Inc.

Dated: July 26, 2007	By:	/s/ Walter Reed
Name: Walter Reed
Title: President